DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), JUNE 30, 1996 AND DECEMBER 31, 1995

                               June 30,        December 31,
                                 1996               1995
ASSETS

CASH AND CASH EQUIVALENTS     $1,312,763         $1,132,783
PROPERTY                       8,527,808          8,684,418
OTHER ASSETS                      72,944             72,944

TOTAL                         $9,913,515         $9,890,145

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                   $1,880,785         $1,734,832

PARTNERS' EQUITY:
General Partners                 (61,700)           (60,475)
Limited Partners               8,094,430          8,215,788
     Total partners' equity    8,032,730          8,155,313

TOTAL                         $9,913,515         $9,890,145

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                June 30,           June 30,
                                  1996               1995
REVENUES:
Rental Income                   $662,523           $622,332
Interest                          11,741              7,528
     Total revenue               674,264            629,860

EXPENSES:
Operating Expenses               338,399            354,050
General and administrative        50,527             55,684
     Total expenses              388,926            409,734

NET INCOME                      $285,338           $220,126

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $282,485           $217,925
    General partners               2,853              2,201
TOTAL                           $285,338           $220,126

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $8.89              $6.86

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).
[/TABLE]

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995


                                  June 30,         June 30,
                                    1996             1995


REVENUES:

Rental Income                    $1,298,284       $1,198,268
Interest                             20,155           14,155
Total revenues                    1,318,439        1,212,423

EXPENSES:

Operating Expenses                  680,939          681,099
General and administrative          118,003          115,660
Total expenses                      798,942          796,759

NET INCOME                          519,497          415,664

AGGREGATE NET INCOME ALLOCATED TO:

Limited partners                    514,302          411,507
General partners                      5,195            4,157
TOTAL                               519,497          415,664

NET INCOME PER LIMITED
PARTNERSHIP UNIT                     $16.18           $12.95

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION         31,783           31,783

See accompanying notes to financial statements (unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND 1995

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1994     ($57,314)    $8,528,667   $8,471,353

NET INCOME                         4,157        411,507      415,664
DISTRIBUTIONS                     (6,420)      (635,660)    (642,080)

EQUITY AT JUNE 30, 1995         ($59,577)     $8,304,514   $8,244,937

EQUITY AT DECEMBER 31, 1995     ($60,475)     $8,215,788   $8,155,313

NET INCOME                         5,195         514,302      519,497
DISTRIBUTIONS                     (6,420)       (635,660)    (642,080)

EQUITY AT JUNE 30, 1996         ($61,700)     $8,094,430   $8,032,730

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                       June 30,           June 30,
                                        1996               1995

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 519,497        $ 415,664
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        269,264          269,264
  Changes in assets and liabilities:
     Decrease in other assets                  0          263,312
     Increase in liabilities             145,953           36,600
Net cash provided by operating
  activities                             934,714          984,840

CASH FLOWS FROM INVESTING ACTIVITIES-
  Purchase of property and equipment    (112,654)          (6,943)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (642,080)        (642,080)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        179,980          335,817

CASH AND CASH EQUIVALENTS:
At beginning of period                 1,132,783          590,983
At end of period                      $1,312,763        $ 926,800

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of June 30, 1996, and for the periods ended June 30, 1996 and 1995 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of June 30, 1996, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,795,973
        Furniture and Equipment                2,799
        Total                             12,888,654
        Less: Accumulated Depreciation   ( 4,360,846)
        Property - Net                   $ 8,527,808

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.